Exhibit 99.2

SAB BIO Announces Pricing of $85 Million Public Offering of Common Stock

and Pre-Funded Warrants

MIAMI, March 17, 2026 -- SAB Biotherapeutics, Inc. (Nasdaq: SABS), a clinical-stage biopharmaceutical company developing a fully human anti-thymocyte immunoglobulin (hATG) for type 1 diabetes (T1D) and other autoimmune diseases, today announced the pricing of an underwritten public offering of 19,324,677 shares of its common stock at a public offering price of $3.85 per share, and, in lieu of common stock to certain investors, pre-funded warrants to purchase up to 2,753,246 shares of common stock at a public offering price of $3.8499 per pre-funded warrant, which represents the per share public offering price less the $0.0001 per share exercise price for each pre-funded warrant. Gross proceeds from the offering are expected to be approximately $85 million, before deducting underwriting discounts and commissions and offering expenses. SAB BIO has granted the underwriters a 30-day option to purchase up to an additional 3,311,688 shares of common stock on the same terms and conditions. All of the securities in the offering are to be sold by SAB BIO. The offering is expected to close on or about March 19, 2026, subject to the satisfaction of customary closing conditions.

The Company intends to use the net proceeds it receives from this offering, together with its existing cash, cash equivalents and marketable securities, primarily to fund the continued development of our clinical stage product candidate, SAB-142 through ongoing and planned clinical trials, as well as for related manufacturing, regulatory, and operational activities, and for working capital and general corporate purposes.

Jefferies, UBS Investment Bank, Citigroup, and Barclays are acting as joint book-running managers for the offering. Chardan is acting as lead manager. The offering is subject to market and other conditions, and there can be no assurance as to whether or when the offering may be completed or as to the actual size or terms of the offering.

The securities described above are being offered pursuant to a shelf registration statement on Form S-3 (No. 333-292482) that was filed with the U.S. Securities and Exchange Commission (the SEC) on December 29, 2025, and declared effective on January 7, 2026. This offering is being made only by means of a prospectus supplement and an accompanying prospectus that form a part of the registration statement. A final prospectus supplement related to and describing the terms of the offering will be filed with the SEC and will be available on the SEC's website located at www.sec.gov. Copies of the final prospectus supplement and an accompanying prospectus related to the offering may also be obtained, when available, from Jefferies LLC, Attention: Equity Syndicate Prospectus Department, 520 Madison Avenue, New

York, NY 10022, by telephone at (877) 821-7388, or by email at prospectus_department@jefferies.com; UBS Securities LLC, Attention: Prospectus Department, UBS Investment Bank, 11 Madison Avenue, New York, New York 10010 or by email at ol-prospectus-request@ubs.com; Citigroup, c/o Broadridge Financial Solutions, 1155 Long Island Avenue, Edgewood, NY 11717, by telephone at (800) 831-9146; or Barclays Capital Inc. by calling (888) 603-5847, or by mail at Barclays c/o Broadridge Financial Solutions, 1155 Long Island Avenue, Edgewood, New York 11717, or by email at barclaysprospectus@broadridge.com.

This press release shall not constitute an offer to sell or a solicitation of an offer to buy nor shall there be any sale of these securities in any state or jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of that state or jurisdiction.

About SAB BIO

SAB BIO is a clinical-stage biopharmaceutical company focused on developing multi-specific, high-potency, human immunoglobulin G (hIgG) to treat and prevent immune and autoimmune disorders. Using advanced genetic engineering and antibody science, SAB BIO developed a proprietary technology which holds the potential to generate additional novel therapeutic candidates utilizing the human immune response, without the need for human donors or convalescent plasma. SAB BIO has optimized genetic engineering in the development of transchromosomic cattle, or Tc-Bovine, to produce hIgG. SAB BIO’s drug development production system is able to generate a diverse repertoire of specifically targeted, high-potency, hIgGs that can address a wide range of serious unmet needs in human diseases. The Company’s lead candidate, SAB-142, targets autoimmune T1D with a disease-modifying therapeutic approach that aims to change the T1D treatment paradigm by delaying onset and potentially preventing disease progression of Stage 3 T1D patients. SAB-142 is currently being evaluated in newly diagnosed Stage 3 autoimmune T1D patients in a registrational Phase 2b clinical trial called SAFEGUARD. For more information, visit www.sab.bio.

Forward-Looking Statements

Certain statements made in this press release that are not historical facts are forward-looking statements for purposes of the safe harbor provisions under The Private Securities Litigation Reform Act of 1995. Forward-looking statements generally are accompanied by words such as “believe,” “may,” “will,” “to be,” “estimate,” “continue,” “anticipate,” “intend,” “expect,” “should,” “would,” “plan,” “predict,” “potential,” “seem,” “seek,” “future,” “outlook,” and similar expressions that predict or indicate future events or trends or that are not statements of historical matters. These forward-looking statements include, but are not limited to, statements regarding future events, including statements about the development and clinical trial results of the Company’s T1D program and other discovery programs and the timing for completion of the public offering, and the use of proceeds and anticipated total gross proceeds from the public offering.

These statements are based on the current expectations of SAB BIO and are not predictions of actual performance, and are not intended to serve as, and must not be relied on, by any investor as a guarantee, prediction, definitive statement, or an assurance, of fact or probability. These statements are only current predictions or expectations, and are subject to known and unknown risks, uncertainties and other factors which may be beyond our control. Actual events and circumstances are difficult or impossible to predict, and these risks and uncertainties may cause our or our industry’s results, performance, or achievements to be materially different from those anticipated by these forward-looking statements. A further description of risks and uncertainties can be found in the sections captioned “Risk Factors” in our most recent annual report on Form 10-K, subsequent quarterly reports on Form 10-Q, as may be amended or supplemented from time to time, and other filings with or submissions to, the U.S. Securities and Exchange Commission, which are available at https://www.sec.gov/. Except as otherwise required by law, SAB BIO disclaims any intention or obligation to update or revise any forward-looking statements, which speak only as of the date they were made, whether as a result of new information, future events, or circumstances or otherwise.

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CONTACTS
Investors:
Sheila Carlson
ir@sab.bio

Media:
Sheila Carlson
media@sab.bio